Alcoa and subsidiaries                                 EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
            For the three months ended March 31, 1994
                   (in millions, except ratio)


                                                                1994
                                                               ------
Earnings:
   Income before taxes on income                              $   2.3
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                   (3.2)
   Equity income                                                 (4.0)
   Fixed charges                                                 33.4
   Proportionate share of income (loss) of 50%-owned persons     (3.6)
   Distributed income of less than 50%-owned persons               -
   Amortization of capitalized interest                           6.1
                                                               ------

      Total earnings                                          $  31.0
                                                               ------

Fixed Charges:
   Interest expense:
      Consolidated                                            $  25.5
      Proportionate share of 50%-owned persons                    1.7
                                                               ------
                                                                 27.2
                                                               ------

   Amount representative of the interest factor in rents:
      Consolidated                                                6.2
      Proportionate share of 50%-owned persons                     -
                                                               ------
                                                                  6.2
                                                               ------

   Fixed charges added to earnings                               33.4
                                                               ------

   Interest capitalized:
      Consolidated                                                 .4
      Proportionate share of 50%-owned persons                     -
                                                               ------
                                                                   .4
                                                               ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                 4.4
                                                               ------

      Total fixed charges                                     $  38.2
                                                               ------

Ratio of earnings to fixed charges                                .81
                                                               ------